Exhibit 10.1

December 28, 2016

Mr. James W. Barge
2700 Colorado Ave., Suite 200
Santa Monica, California 90404

RE: Employment Agreement

Dear Mr. Barge:

On behalf of Lions Gate Entertainment Inc. (the “Company”), this is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The terms of Employee’s employment are as follows:

1.    TERM

(a) The term of this agreement (“Agreement”) will begin October 1, 2016 and end September 30, 2020, subject to earlier termination as provided for in Section 7 below (the “Term”). Until October 1, 2016 the employment agreement dated September 16, 2013 between the Company and Employee (the “Prior Agreement”) governed the terms and conditions of Employee’s employment. During the Term of this Agreement, Employee will serve as Chief Financial Officer, reporting to the Company’s Chief Executive Officer (the “CEO”), currently Jon Feltheimer. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company.

(b) So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company. As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement.

(c) Subject to travel required by Employee’s position and consistent with the reasonable business of the Company, Employee will be based in the Los Angeles, California area.

Mr. James W. Barge
December 28, 2016

(d) During the Term, the Company shall pay for the services of an assistant to the extent available in keeping with the Company’s policy and practice for the Company’s co-Chief Operating Officers and division heads.

2.    COMPENSATION

(a) Salary. During the Term of this Agreement, Employee will be entitled to receive base salary (“Base Salary”), payable in accordance with the Company’s normal payroll practices in effect. During the Term, Employee’s annual rate of Base Salary will be one million dollars ($1,000,000).

(b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.

(c) Annual Bonuses. During the Term, Employee shall be eligible to receive annual performance bonuses based on such Company and/or individual performance criteria as determined by the Compensation Committee (the “CCLG”) of the Board of Directors of Lions Gate Entertainment Corp. (“Lions Gate”), in its discretion and in consultation with the CEO. Commencing with the Company’s 2018 fiscal year, the target amount of such annual bonus will be one hundred percent (100%) of Employee’s Base Salary. Except as expressly provided in Section 7 below, Employee must be employed with the Company through the end of the Company’s fiscal year to be eligible to receive a bonus for such fiscal year. Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) (generally within two and one‑half months after the end of the fiscal year for which the bonus is paid). Notwithstanding the foregoing, the provisions of Employee’s Prior Agreement shall govern as to Employee’s bonus for the Company’s 2017 fiscal year.

(d) Special Bonus Opportunity.  Employee shall be granted the opportunity to receive a cash bonus in the amount of $1,000,000 (the “Special Bonus”), provided that the Special Bonus will be payable only if (a) Lions Gate achieves specified performance goals established by the CCLG for the Special Bonus, and (b) Employee’s employment with the Company continues through the period specified by the CCLG. The performance goals for the Special Bonus will be finalized by the CCLG within thirty (30) days following the date of this Agreement and will generally relate to the achievement of certain synergies in connection with Lions Gate’s acquisition of Starz and the integration of the two companies following the transaction.

(e)    Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

Mr. James W. Barge
December 28, 2016

3.    BENEFITS

As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other similarly situated salaried employees of the Company (including the Company’s co-Chief Operating Officers and division heads) and in all events subject to the terms of such plans. For the sake of clarity, such plans do not include compensation and/or any bonus plans.

4.    VACATION AND TRAVEL

(a) Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. Employee shall accrue no paid vacation.

(b) Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.

(c) In addition, to the extent the following are within the Company’s policy and practice then in effect for similarly situated employees (including the Company’s co-Chief Operating Officers and division heads), Employee shall be entitled to (i) business class travel for flights in excess of four (4) hours; (ii) all customary “perqs” of division heads and the co-Chief Operating Officers of the Company; (iii) a cell phone, which may be expensed; (iv) a reserved parking space; and (v) reimbursement for all expenses reasonably incurred in connection with his employment.

(d) The Company reserves the right to modify, suspend or discontinue any and all of the above referenced benefits, plans, practices, policies and programs (including those in Section 3) at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as action is taken in general with respect to other similarly situated persons (including the Company’s co-Chief Operating Officers and division heads) and does not single out Employee.

5.    EQUITY GRANTS

(a) Time-Based SAR Award. On December 28, 2016, the CCLG approved an award of 425,000 share appreciation rights with respect to Lions Gate’s Class B common shares (the “Class B Shares” and such award, the “Time-Based Class B SAR Award”). The CCLG established the per-share “base price” of the Time-Based Class B SAR Award at the time of grant. Subject to Employee’s continued employment hereunder, the Time-Based Class B SAR Award will vest and become exercisable as to twenty-five percent (25%) of the rights subject to the award on each of September 30, 2017, September 30, 2018, September 30, 2019 and September 30, 2020; provided, that the award is subject to accelerated vesting in connection with certain terminations of Employee’s employment as provided in Section 5(e) below. Each right subject to the Time-Based Class B SAR

Mr. James W. Barge
December 28, 2016

Award shall be payable upon exercise of the right, as determined by the CCLG in its sole discretion, in the form of either Class B Shares, Lions Gate’s Class A common shares (“Class A Shares”), cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each right so exercised) equal to the amount by which the fair market value (as determined under the Plan) of a Class B Share on the date of such exercise of the Time-Based Class B SAR Award exceeds the per-share base price of the Time-Based Class B SAR Award. The Time-Based Class B SAR Award may be exercised only if and to the extent vested.

(b) Performance SAR Award. On December 28, 2016, the CCLG approved an award of 425,000 share appreciation rights with respect to the Class B Shares that are subject to the time-based and performance-based vesting requirements set forth below in this paragraph ( the “Performance-Based Class B SAR Award”). The CCLG established the per-share “base price” of the Performance-Based Class B SAR Award at the time of grant. Subject to Employee’s continued employment hereunder, the Performance-Based Class B SAR Award will be eligible to vest and become exercisable as to twenty-five percent (25%) of the rights subject to the award on each of September 30, 2017, September 30, 2018, September 30, 2019 and September 30, 2020 (each, a “Performance Vesting Date”); provided, however, that the vesting of the applicable installment of the Performance-Based Class B SAR Award on a particular Performance Vesting Date shall also be subject to an assessment of Employee’s personal performance over the twelve (12) month period ending on such Performance Vesting Date (or, if so determined by the CCLG, performance over a fiscal year of Lions Gate that overlaps with such twelve (12)-month period); and provided, further, that the award is subject to accelerated vesting in connection with certain terminations of Employee’s employment as provided in Section 5(e) below. Such performance assessment and the determination as to the portion (if any) of the Performance-Based Class B SAR Award that will vest on such Performance Vesting Date shall be made by the CCLG in its discretion, in consultation with the CEO. Any portion of the Performance-Based Class B SAR Award that does not vest as of the end of the applicable performance period shall expire as of the last day of such period with no possibility of further vesting; provided, however, that the CCLG may, in its sole discretion, provide that any such portion of the Performance-Based Class B SAR Award may remain outstanding and eligible to vest at such time or times and subject to such terms and conditions as established by the CCLG (but in no event shall the award vest as to more than 100% of the rights subject to the award). Each right subject to the Performance-Based Class B SAR Award shall be payable upon exercise of the right, as determined by the CCLG in its sole discretion, in the form of either Class B Shares, Class A Shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each right so exercised) equal to the amount by which the fair market value (as determined under the Plan) of a Class B Share on the date of such exercise of the Performance-Based Class B SAR Award exceeds the per-share base price of the Performance-Based Class B SAR Award. The Performance-Based Class B SAR Award may be exercised only if and to the extent vested.

Mr. James W. Barge
December 28, 2016

(c) Time-Based RSU Award. On December 28, 2016, the CCLG approved an award of 100,000 restricted share units with respect to Lions Gate’s Class B common shares (the “Time-Based Class B RSU Award”). Subject to Employee’s continued employment hereunder, the Time-Based Class B RSU Award will vest as to twenty-five percent (25%) of the units subject to the award on each of September 30, 2017, September 30, 2018, September 30, 2019 and September 30, 2020; provided, that the award is subject to accelerated vesting in connection with certain terminations of Employee’s employment as provided in Section 5(e) below. Each restricted share unit subject to the Time-Based Class B RSU Award shall be payable upon vesting of the right, as determined by the CCLG in its sole discretion, in the form of either Class B Shares, Class A Shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each vested unit) equal to the fair market value (as determined under the Plan) of a Class B Share on the date of such payment.

(d) Terms of Awards in General. Each of the awards set forth above in this Section 5 (the “Equity Awards”) shall be granted in accordance with the terms and conditions of the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the “Plan”). The “Award Date” for each such award shall be the date of the CCLG’s approval of the award. Each such award shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of the applicable type of award under the Plan.
(e) Acceleration of Equity Awards. The following provisions shall apply to the Equity Awards contemplated by this Section 5:

(i)
In the event that either (A) Employee’s employment terminates due to his death or Disability (as defined herein), (B) Employee’s employment is terminated by the Company “without cause” as contemplated by Section 7(a)(v) below, (C) a Change of Control (as defined herein) occurs during the Term of this Agreement and on or within twelve (12) months following such Change of Control, Employee’s employment is terminated by Employee for “Good Reason” (as such term is defined in Section 7(a)(vi) below), or (D) the employment of both Jon Feltheimer and Michael Burns with the Company terminates (the second such termination to occur, a “Change in Management”) and on or within twelve (12) months following such Change in Management, Employee’s employment is terminated by Employee for “Good Reason” (as such term is defined in Section 7(a)(vi) below), each of the Equity Awards, to the extent then outstanding and unvested, shall immediately accelerate and become fully vested.

(ii)
Notwithstanding any provision to the contrary herein or in any equity award or other agreement, the provisions for accelerated vesting of equity awards in this Section 5(e) shall apply to, in addition to the Equity Awards, any other equity-based awards granted by the Company to

Mr. James W. Barge
December 28, 2016

Employee that are (A) outstanding as of the date of this Agreement or (B) granted during the Term at any time after the date of this Agreement (unless otherwise expressly provided by the CCLG at the time it approves the applicable grant).
(f) Definition of Change in Control. For the purposes of this Agreement, “Change of Control” shall mean:

(i)
if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control thirty-three percent (33%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement by each party hereto (collectively, a “Thirty-Three Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(ii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(iv)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Thirty-Three Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets

Mr. James W. Barge
December 28, 2016

of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(vi)	if there is a dissolution or liquidation of Lions Gate; or

(vii)
if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding any transaction or series of transactions involving a Thirty-Three Percent Holder.

6.    HANDBOOK

Employee agrees that the Company Employee Handbook outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of such handbook. Employee acknowledges and agrees that it is Employee’s obligation to read, understand and adhere to the rules and policies set forth in such handbook. Employee acknowledges and agrees that the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate. Notwithstanding the foregoing, in the event any provision of the Company Employee Handbook conflicts with this Agreement, the provisions of this Agreement shall control.

7.    TERMINATION

(a) This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

(iii)
Employee’s “Disability,” which means for purposes hereof Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten (10) days of written notice;

(iv)	The determination on the part of the Company that “cause” exists for termination of this Agreement. As used herein, “cause” is defined as the occurrence of any of the following:

Mr. James W. Barge
December 28, 2016

(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony (other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

(D)	any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company;

Prior to terminating Employee's employment for “cause,” the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are capable of cure, the Employee shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If not cure is possible or Employee has failed to cure, Employee's employment shall terminate upon the 15th day following notice of termination.

(v)
Employee is terminated “without cause.” Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)-(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days after the date the Company provides such release (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a severance payment equal to 50% of the amount of the Base Salary that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date (but no less than the greater of either (x) twelve (12) months’ Base Salary at the rate in effect on Employee’s termination or (y) the amount Employee would receive from the Company’s severance policy for non-contract employees that is in effect at the time of termination). Subject to the release provision set forth above, such amount shall be paid in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company;

Mr. James W. Barge
December 28, 2016

provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s provision of the payments and benefits referred to in this Section 7(a)(v) and Section 5 and Section 7(a)(vii), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee.

(vi)
The foregoing notwithstanding, if Employee’s employment with the Company terminates on or within twelve (12) months following a Change of Control or a Change in Management (as defined in Section 5(e)) pursuant to a termination by the Company “without cause” or by Employee for “Good Reason” (as defined below), then Employee shall be entitled to receive (in addition to any rights to accelerated vesting of equity awards under Section 5 hereof and in lieu of the severance provided in Section 7(a)(v) above) a severance payment equal to 100% of the amount of the Base Salary that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date (but no less than the greater of either (x)(A) in the case of a termination on or following a Change in Management, twelve (12) months’ Base Salary at the rate in effect on Employee’s termination and (B) in the case of a termination on or following a Change of Control, two million five hundred thousand dollars ($2,500,000) or (y) the amount Employee would receive from the Company’s severance policy for non-contract employees that is in effect at the time of termination); provided, however, that Employee’s right to receive such payments shall be subject to satisfaction of the requirement to provide a general release of claims in accordance with Section 7(a)(v). Subject to such release requirement, the amount referred to in the foregoing clause shall be paid in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company’s provision of the payments and benefits referred to in this Section 7(a)(vi) and in Section 5 and Section 7(a)(vii), in addition to the accrued

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obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee.

For purposes of this Agreement, “Good Reason” shall mean any material diminution by the Company in Employee’s responsibilities as measured against Employee’s responsibilities prior to the Change of Control or Change in Management, as applicable, or any change in the positions to which Employee reports which results in Employee reporting to individuals with a materially lower level of authority than the individuals to whom Employee currently reports; provided, however, that any such condition shall not constitute “Good Reason” unless both (x) Employee provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Employee’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” For these purposes, if the Company is purchased by another entity, it shall not be considered a material diminution in responsibility if Employee is made Chief Financial Officer (or similar role) at that other entity.

(vii)
In addition, if Employee becomes entitled to receive the severance benefits provided in either Section 7(a)(v) or 7(a)(vi) above and subject to the release requirement set forth therein, or if Employee’s employment terminates pursuant to either Section 7(a)(ii) or 7(a)(iii) above, Employee shall also be entitled to (A) payment by the Company of any bonus payable pursuant to Section 2(c) on a prorated basis for the fiscal year in which such termination of employment occurs based on the amount of such fiscal year worked by Employee (any such bonus to be paid at the time provided in Section 2(c) above and no such bonus to be payable for any fiscal year subsequent to the year of termination of employment); and (B) if Employee timely elects continued health coverage pursuant to COBRA, payment by the Company of his COBRA premiums for six (6) months following his date of termination (or, if earlier, the date he becomes eligible for coverage under the health plan of a future employer or the Company is otherwise no longer required to offer COBRA coverage to Employee).

Mr. James W. Barge
December 28, 2016

(b) In the event that this Agreement is terminated pursuant to Sections 7(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that the Company shall pay to Employee, any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) as of the date of termination (and, in the case of a termination pursuant to Section 7(a)(ii) or 7(a)(iii), shall provide the benefits provided in Section 5(e)(i) and Section 7(a)(vii)). Following the termination of the Term and/or this Agreement for any reason, Sections 9 through 15 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

8.    EXCLUSIVITY AND SERVICE

Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

9.    INTELLECTUAL PROPERTY

(a) Employee agrees that the Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Employee’s services, work and labor in connection with Employee’s employment by the Company, during the Term and any other period of employment with the Company, free and clear of any claims, liens or encumbrances. Employee shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, clients and potential client lists, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Employee, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder (collectively, “Proprietary Rights”).

(b) All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for

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hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and transfers and agrees to assign and transfer to the Company (or as otherwise directed by the Company) Employee's full rights, title and interests in the Proprietary Rights to the Company or its designee. In addition, Employee shall deliver to the Company any and all drawings, notes, specifications and data relating to the Proprietary Rights. Whenever requested to do so by the Company, Employee shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall reasonably request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870.

10.    ASSIGNMENT AND DELEGATION

Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.

11.    TRADE SECRETS

The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed or otherwise becomes known to the public generally other than by breach of this Agreement by Employee) that this information constitutes the Company’s trade secrets. Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company, as required by applicable law or court order, or if authorized in writing. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company and its affiliated entities that are not trade secrets

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prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities at any time during or following the Term. In addition, in order to protect any such confidential information, Employee agrees that during the Term and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company, with the exception of Employee’s exclusive assistant if the Company has employed an individual in such role, to leave such employment.

12.    ARBITRATION

Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. The Company shall pay for the administrative costs of such hearing and proceeding.

13.    INDEMNIFICATION

Except with respect to claims resulting from Employee’s willful misconduct or acts outside the scope of his employment hereunder, Employee shall continue to be defended, indemnified and held harmless by Company in respect of all claims arising from or in connection with his position or services as an Employee of the Company to the maximum extent permitted in accordance with Lions Gate’s Articles of Incorporation, Bylaws, Board Resolutions and under applicable California and British Columbia law (including, without limitation and as applicable, attorney’s fees), and shall be covered by the Company’s applicable directors and officers insurance policy.

14. LIMIT ON BENEFITS
(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement

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December 28, 2016

(such payments or benefits are collectively referred to as the “Benefits” for purposes of this Section 14) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In such case, unless Employee has given prior written notice to the Company specifying a different order to effectuate the reduction of the Benefits (any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder), the Benefits shall be reduced or eliminated by first reducing or eliminating cash severance payments, then by reducing or eliminating other cash payments, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by Lions Gate (the “Accounting Firm”). Company and Employee shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Company and Employee within five (5) days of the date of termination of Employee’s employment, if applicable, or such other time as requested by Company or Employee (provided Employee reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Employee with respect to any Benefits, Company and Employee shall use their reasonable efforts to cause the Accounting Firm to furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Benefits. Unless Employee provides written notice to Company within ten (10) days of the delivery of the Determination to Employee that he disputes such Determination, the Determination shall be binding, final and conclusive upon Company and Employee.

15.    INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM

(a) This Agreement expresses the binding and entire agreement between Employee and the Company and, from and after the Effective Date, shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. Notwithstanding the foregoing, Section 5 of the Prior Agreement, the terms of any equity grants that have been made under any other employment

Mr. James W. Barge
December 28, 2016

agreements between Company and Employee, and the terms of any equity grants that have been provided by Company to Employee outside the terms of any employment agreement, in each case to the extent the applicable equity award is outstanding on the date hereof, shall remain in full force and effect (subject in each case to Section 5(e)(ii) above).

(b) All modifications or amendments to this Agreement must be made in writing and signed by both parties.

(c) Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

(d) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

(e) This Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 12 above, be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

16.    SECTION 409A

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

(b) Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits pursuant to Section 7(a)(v) until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any

Mr. James W. Barge
December 28, 2016

reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c) To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

(d) Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.
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Mr. James W. Barge
December 28, 2016

Please acknowledge your confirmation of the above terms by signing below where indicated.

Very truly yours,

LIONS GATE ENTERTAINMENT INC.

/s/ Wayne Levin
Wayne Levin
Chief Strategic Officer and General Counsel, Lions Gate Entertainment Corp.

AGREED AND ACCEPTED
This 28th day of December, 2016

/s/ James W. Barge
JAMES W. BARGE